J.P. Morgan Chase & Co.                           [J.P. MORGAN CHASE & CO. LOGO]
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com
--------------------------------------------------------------------------------
News release: IMMEDIATE RELEASE


                JPMORGAN CHASE REPORTS THIRD QUARTER 2001 RESULTS



NEW YORK, OCTOBER 17, 2001 - J.P. Morgan Chase & Co. (NYSE: JPM) today announced third quarter 2001 operating earnings per share of $0.51, compared with $0.33 in the second quarter of 2001 and $0.70 in the third quarter of 2000. Operating income was $1,036 million in the 2001 third quarter, compared to $690 million in the second quarter of 2001 and $1,419 million one year ago.

The contribution to operating earnings per share of JPMorgan Partners, the company's private equity unit, was a loss of $0.08 in the third quarter, compared to a $0.31 loss in the second quarter and a loss of $0.07 in the third quarter of 2000. Excluding the results of JPMorgan Partners, operating earnings per share were $0.59 in the quarter. This compares with $0.64 in the second quarter of 2001 and $0.77 in the third quarter of 2000.

Reported net income, which includes merger and restructuring costs, was $449 million, or $0.22 per share, in the third quarter of 2001. This compares with $378 million, or $0.18 per share, in the second quarter of 2001 and $1,398 million, or $0.69 per share, in the third quarter of 2000.

Annual savings associated with merger and restructuring activities are currently projected to be $3.6 billion, compared with an original projection of $2.0 billion at the time of the merger. Savings in 2001 are estimated at $1.8 billion with approximately 90% of the total savings of $3.6 billion expected to be realized by the end of 2002. The current estimate for total merger and other restructuring costs is now $4.3 billion, $1.1 billion higher than originally estimated.







"Overshadowing this quarter were the tragic events of September 11, " said William B. Harrison, Jr., President and Chief Executive Officer. "Our attention has been focused on the impact of these events on our clients, our employees and our community. In this challenging environment, we think the best strategy is a tight focus on controlling risk and expenses. As the markets return to a more normal environment, our strategic platform will provide significant positive operating leverage."


--------------------------------------------------------------------------------
Investor Contact:  John Borden                    Media Contact:  Jon Diat
                   (212)270-7318                                  (212) 270-5089

J.P. Morgan Chase & Co.
News Release




HIGHLIGHTS FOR THE THIRD QUARTER 2001

- Cash operating expenses declined by 4% from the prior quarter and by 7% from the third quarter of 2000, including Flemings on a pro-forma basis.
- Trading revenues reflected a strong performance in fixed income and other trading activities offset by a significant decline in equity trading.
- We maintained important product leadership positions in leveraged and syndicated lending and U.S. high-grade bonds while increasing market share in announced M&A transactions from last quarter.
- Our leadership positions in risk management were recently highlighted by Risk magazine's annual global derivative rankings, which placed JPMorgan #1 in 10 out of the 14 derivative categories.
- Charge-offs and nonperforming assets did not increase significantly from the previous quarter; however, given the weaker economic outlook, we increased the allowance for possible credit losses by charging earnings $200 million in excess of net charge-offs.
- Retail & Middle Market Financial Services and Treasury & Securities Services produced cash operating ROE of 20% and 25%, respectively.



BUSINESS SEGMENT RESULTS
(All comparisons to periods in 2000 are on a pro forma basis, which assumes that the purchase of Flemings occurred at the beginning of that year).

THE INVESTMENT BANK'S operating revenues were $3.60 billion in the third quarter of 2001, a decline of 4% from the second quarter and a decline of 10% from the third quarter of 2000. Cash operating expenses of $2.18 billion were down by 7% from the second quarter and 15% from the third quarter of 2000. The decline in expenses was spread across all expense categories and reflects merger synergies and expense management initiatives. These initiatives resulted in stable operating margins despite difficult market conditions, as the overhead ratio for the quarter was 61%. By year-end we are expecting to have eliminated approximately 6,000 positions in the Investment Bank since the merger announcement date.

Investment banking trading revenues (including related net interest income) of $1.52 billion declined by 6% from the second quarter and by 3% from the third quarter of 2000. Overall trading was only marginally down, as our fixed income and other trading activities generated higher revenues compared to the prior periods while equity trading was down reflecting market conditions. In addition, due to heightened market activity in September we saw a greater demand for our market-making services across a broad range of products.

Investment banking fees totaled $807 million in the third quarter, declining 12% from the second quarter and 24% from the third quarter of 2000. High grade bond underwriting continued to generate strong results, although results were lower than the record level in the second quarter. The continued weak equity market conditions resulted in lower equity underwriting fees. Advisory revenues in the third quarter were up 9% from the second quarter, but down 28% from the third quarter of 2000.

J.P. Morgan Chase & Co.
News Release



During the first nine months of 2001, important product leadership positions were maintained in leveraged and syndicated lending (#1) and U.S. high grade bonds (#2)(1). In addition, we increased our market share of global announced M&A transactions to 21% for the first nine months of 2001 from 18% in 2000.(2) See the press release financial supplement exhibit.

Fees and commissions of $390 million in the third quarter declined by 2% from the second quarter and by 12% from the third quarter of 2000. In each instance, the declines reflected lower equity brokerage commissions.

The Investment Bank's cash operating earnings totaled $710 million in the third quarter, a 10% decline from the second quarter and a 19% reduction from the third quarter of 2000. Earnings declines were affected negatively by higher credit costs, including $140 million in provisions in excess of charge-offs. For the first nine months of 2001, the Investments Bank's cash overhead ratio was 61%, and cash ROE was 18%.

INVESTMENT MANAGEMENT & PRIVATE BANKING had operating revenues of $733 million in the third quarter, an 8% decline from the second quarter and a 23% decline from the third quarter of 2000. The decline from last year was primarily a result of lower assets under management and associated lower management fees as a result of market conditions. Revenues from commissions and spreads were also down from last quarter and from a year ago. Total assets under management (excluding our 45% stake in American Century Companies Inc.) of $584 billion were 10% lower than a year ago and 4% lower than last quarter. Net flows for the quarter were positive, led by significant increases in cash and money markets assets.

Cash operating expenses of $574 million dropped 11% from last quarter and 19% from the third quarter of 2000 driven by lower compensation expense. We are expecting a reduction by year-end 2001 of 1,500 positions within IM & PB since the merger announcement date. The reduction in cash expenses in the third quarter resulted in improvement in the pre-tax margin from 19% in the second quarter to 21% this quarter. Cash operating earnings were down 2% and 29% from last quarter and last year, respectively.

JPMORGAN PARTNERS had private equity losses of $103 million in the third quarter, compared to losses of $826 million in the second quarter and $20 million in the third quarter of 2000. Third quarter losses included $306 million in unrealized losses, primarily related to mark-to-market losses taken on public positions during the quarter, partially offset by net realized gains of $203 million. Third quarter realized gains include investment returns from both direct and third party fund investments - especially in the energy sector.


----------
(1) Derived from Thomson Financial Securities Data, based on proceeds
(2) Thomson Financial Securities Data

J.P. Morgan Chase & Co.
News Release



RETAIL & MIDDLE MARKET FINANCIAL SERVICES operating revenues were $2.78 billion, increasing by 4% and 6% from the second quarter of 2001 and the third quarter of 2000, respectively. The growth reflected higher production in home and auto financing, growth in managed credit card outstandings and higher deposit volumes in retail and middle market banking. These increases were partially offset by the impact of lower rates on deposit spreads and mortgage servicing prepayments.

Cash operating expenses increased by 2% from the prior quarter and 6% from the third quarter of last year reflecting higher production volumes. Cash operating earnings of $439 million for the third quarter were down 3% from the second quarter and 15% from the record third quarter 2000 due to higher net charge-offs and a $60 million provision in excess of charge-offs. Cash ROE for the third quarter was 20% and for year to date was 21%.

Mortgage and auto originations totaled $47.0 billion and a record $5.2 billion, respectively, in the third quarter. Mortgage originations were down 13% from record second quarter levels but grew by 132% from the third quarter of 2000. Credit card related outstandings grew more than 14%, to over $39 billion, from one year ago. The deposit businesses within regional banking and middle market were negatively affected by the lower rate environment, but both have posted deposit growth compared to the third quarter of 2000 of 4% and 6%, respectively.

TREASURY & SECURITIES SERVICES operating revenues were $917 million in the third quarter of 2001, essentially flat with the second quarter of 2001 and an increase of 3% from the third quarter of 2000. Operating revenues for Treasury Services increased by 3% from the second quarter and by 7% from the prior year reflecting higher product revenues in the U.S. and Europe that offset the negative effect of declining short-term interest rates on deposits. Institutional Trust revenues increased 12% when compared with the third quarter of 2000 driven by good volumes in debt markets as well as the impact of acquisitions. Investor Services operating revenues were virtually flat when compared with the second quarter of 2001, but declined 3% from the third quarter of 2000, reflecting lower asset based fees, lower foreign exchange revenue and lower spreads on deposits.

Operating expenses declined 3% from the second quarter of 2001 but increased 6% from the third quarter of 2000. The combination of modest revenue growth and improved expense control resulted in a 9% improvement in cash operating earnings from the second quarter. Cash operating earnings declined 1% from the third quarter of 2000. Cash ROE was 25% in the third quarter of 2001 and 24% year to date.


EXPENSES

Total cash operating noninterest expense was $4.88 billion, a 4% decline from the second quarter of 2001 and a 7% decline from the third quarter of 2000 (pro forma for Flemings). Areas affected by the merger have experienced declines greater than 4% and 7%, respectively; these declines were partially offset by expense growth in non-merger areas. The expense reductions reflect acceleration of merger execution and a response to the weaker market environment. By year-end 2001, we expect

J.P. Morgan Chase & Co.
News Release



that over 7,500 positions will have been eliminated since the merger announcement date in areas affected by the merger.

Amortization of intangibles was $182 million in the third quarter of 2001 compared to $183 million in the second quarter and $157 million one year ago. Amortization of intangibles was $0.09 per share in the third quarter of 2001, $0.09 per share in the second quarter, and $0.08 per share one year ago.


CREDIT COSTS

COMMERCIAL net charge-offs in the third quarter of 2001 were $189 million, compared to $212 million in the second quarter and $83 million in the third quarter of 2000. Net charge-offs in the third quarter related to both U.S. and foreign commercial and industrial loans. The charge-off ratio was 0.65% for the third quarter of 2001 and 0.64% year to date.

CONSUMER charge-offs on a managed basis (i.e., including securitized assets) were $626 million, up from $586 million in the second quarter and $476 million in the third quarter of 2000. On a managed basis, the credit card net charge-off ratio was 5.64%, an increase from 5.54% in the second quarter and 4.99% in the third quarter of 2000.

PROVISIONS in excess of charge-offs of $200 million were recorded in the third quarter. Based on our analysis of expected loss and other factors, $140 million of the provision related to the commercial portfolio and $60 million related to the consumer portfolio. We will continue to adjust our allowance as needed in response to changes in the economic environment.

TOTAL NONPERFORMING ASSETS were $2.65 billion at September 30, 2001, compared to $2.50 billion and $1.94 billion at June 30, 2001 and September 30, 2000, respectively.


TOTAL ASSETS AND CAPITAL

Total assets as of September 30, 2001 were $799 billion, compared with $713 billion as of June 30, 2001 and $707 billion one year ago. Most of the increase from June 30 is related to settlement and clearing problems experienced by some of our counterparties in the last few weeks of the quarter, but these are expected to be temporary. Our Tier One capital ratio was 8.2% at September 30, 2001, as compared to 8.7% at June 30, 2001, and 8.1% one year ago. We repurchased approximately 19 million shares of common stock during the quarter pursuant to our authorized program. Our cost for these repurchases, net of stock issuance, was over $500 million. We announced last quarter that the Board had authorized the repurchase of up to $6 billion of common stock.


OTHER FINANCIAL INFORMATION

SPECIAL ITEMS in the third quarter of 2001 included $876 million (pre-tax) in merger and restructuring costs, including an additional $300 million related to the right-sizing of certain businesses beyond that planned at the time of the merger. Special items in the third quarter of 2000

J.P. Morgan Chase & Co.
News Release



included a $35 million loss resulting from the economic hedge of the purchase price of Flemings prior to its acquisition, $79 million in merger and restructuring costs and an $81 million gain from the sale of a business in Panama.


ANNUALIZED CASH OPERATING RETURN ON COMMON EQUITY was 12% for the third quarter of 2001, 15% excluding the results of JPMorgan Partners. See the Financial Highlights exhibit for consolidated results on a cash basis. Results for all periods give effect to the merger of The Chase Manhattan Corporation and J.P. Morgan & Co. Incorporated on December 31, 2000.

THE MERGER of The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York currently is scheduled to occur in November 2001.

J.P. Morgan Chase & Co. is a leading global financial services firm with assets of $799 billion and operations in more than 50 countries. With relationships with over 99% of the Fortune 1000 companies, the firm is a leader in investment banking, asset management, private banking, private equity, custody and transaction services, retail and middle market financial services, and e-finance. A component of the Dow Jones Industrial Average, JPMorgan Chase is headquartered in New York and serves more than 30 million consumer customers and the world's most prominent corporate, institutional and government clients. Information about JPMorgan Chase is available on the internet at www.jpmorganchase.com.

JPMorgan Chase will hold a presentation for the investment community on Wednesday, October 17, 2001 at 11:00 a.m. (Eastern Daylight Time) to review third quarter 2001 financial results. A live audio webcast of the presentation will be available on www.jpmorganchase.com. In addition, persons interested in listening to the presentation by telephone may dial in at (973) 321-1040. A telephone replay of the presentation will be available beginning at 1:30 p.m.
(EDT) on October 17, 2001 and continuing through 6:00 p.m. (EDT) on October 23, 2001 at (973) 341-3080. The replay also will be available on www.jpmorganchase.com. A financial summary of our results follow. Additional detailed financial, statistical and business-related information is included in a financial supplement. Both the earnings release and the financial supplement are available on the JPMorgan Chase web site (www.jpmorganchase.com).



This press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These uncertainties include the risk that the tragic events of September 11, 2001 and their aftermath will have an adverse effect upon markets and businesses in general and exacerbate the other risks and uncertainties that could cause our results to differ materially from such forward looking statements. Such other risks and uncertainties are described in the 2000 Annual Report on Form 10-K of J.P. Morgan Chase & Co., filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site (http://www.sec.gov), to which reference is hereby made.

J.P. MORGAN CHASE & CO.                           [J.P. MORGAN CHASE & CO. LOGO]
CONSOLIDATED FINANCIAL HIGHLIGHTS
(IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)


                                                                                                  ---------------------------
                                                                                                            3QTR 2001
                                                                                                           OVER (UNDER)
                                                          3QTR           2QTR          3QTR         -----------------------
                                                          2001           2001          2000          2Q 2001       3Q 2000
                                                         ------        -------       -------        ---------     ---------
OPERATING INCOME STATEMENT
--------------------------
OPERATING REVENUE:
Investment Banking Fees                                  $   811       $   929       $ 1,013             (13) %        (20) %
Trading-Related Revenue (Including Trading NII)            1,614         1,594         1,632               1            (1)
Fees and Commissions                                       2,231         2,350         2,314              (5)           (4)
Private Equity - Realized Gains (Losses)                     204           (46)          656              NM           (69)
Private Equity - Unrealized Gains (Losses)                  (311)         (783)         (676)             60            54
Securities Gains                                             142            67            90             112            58
Other Revenue                                                203           274           365             (26)          (44)
Net Interest Income                                        2,725         2,759         2,519              (1)            8
                                                         -------       -------       -------
      TOTAL OPERATING REVENUE                              7,619         7,144         7,913               7            (4)

OPERATING EXPENSE:

Compensation Expense                                       2,883         3,052         3,135              (6)           (8)
Noncompensation Expense (a)                                1,994         2,048         1,981              (3)            1
                                                         -------       -------       -------
     TOTAL CASH EXPENSE                                    4,877         5,100         5,116              (4)           (5)

Credit Costs                                               1,015           798           534              27            90
                                                         -------       -------       -------
Cash Operating Income before Taxes                         1,727         1,246         2,263              39           (24)
Income Taxes                                                 509           373           687              36           (26)
                                                         -------       -------       -------
CASH OPERATING INCOME                                      1,218           873         1,576              40           (23)
Less: Amortization of Intangibles                            182           183           157              (1)           16
                                                         -------       -------       -------
OPERATING INCOME                                           1,036           690         1,419              50           (27)
Restructuring/Merger Expenses & Special Items               (587)         (312)          (21)             88            NM
                                                         -------       -------       -------
NET INCOME                                               $   449       $   378       $ 1,398              19           (68)
                                                         =======       =======       =======

EARNINGS PER SHARE
------------------
Diluted Earnings per Share - Operating                   $  0.51       $  0.33       $  0.70              55           (27)
Diluted Earnings per Share - Operating (Excl. JPMP)         0.59          0.64          0.77              (8)          (23)
Diluted Earnings per Share - Net Income                     0.22          0.18          0.69              22           (68)

CASH OPERATING BASIS
--------------------
Diluted Earnings per Share                               $  0.60       $  0.42       $  0.78              43           (23)
Shareholder Value Added                                      (50)         (394)          426              87            NM
Return on Managed Assets                                    0.64 %        0.47 %        0.89 %            17  bp       (25) bp
Return on Common Equity                                     11.5           8.2          16.5             330          (500)
Overhead Ratio                                                64            71            65            (700)         (100)
Compensation Expense as a % of Revenue                        38            43            40            (500)         (200)
Noncompensation Expense as a % of Revenue                     26            29            25            (300)          100



COMMON SHARES OUTSTANDING
-------------------------
Basic Average Shares Outstanding                         1,975.3       1,978.4       1,893.3             -- %            4  %
Diluted Average Shares Outstanding                       2,020.9       2,033.6       1,983.4              (1)            2
Common Shares Outstanding - at Period End                1,972.9       1,989.2       1,901.1              (1)            4

CASH DIVIDENDS DECLARED PER SHARE                        $  0.34       $  0.34       $  0.32              --             6

BOOK VALUE PER SHARE                                       21.15         20.81         20.98               2             1

COMMON DIVIDEND PAYOUT RATIO (C)                              66 %         102 %          42 %        (3,600) bp     2,400  bp

CAPITAL RATIOS
--------------
Tier I Capital Ratio                                         8.2 %(b)      8.7 %         8.1 %           (50) bp        10  bp
Total Capital Ratio                                         11.6  (b)     12.2          11.7             (60)          (10)
Tier I Leverage                                              5.3  (b)      5.4           5.6             (10)          (30)
                                                                                                  ---------------------------

                                                                                       ----------------

                                                                                           YTD 2001
                                                               YEAR TO DATE              OVER (UNDER)
                                                               ------------              ------------
                                                           2001            2000              2000
                                                         --------       --------         ------------
OPERATING INCOME STATEMENT
-------------------------
OPERATING REVENUE:
Investment Banking Fees                                  $  2,681       $  3,311               (19) %
Trading-Related Revenue (Including Trading NII)             5,375          5,728                (6)
Fees and Commissions                                        6,597          6,556                 1
Private Equity - Realized Gains (Losses)                      570          1,678               (66)
Private Equity - Unrealized Gains (Losses)                 (1,379)          (565)               NM
Securities Gains                                              664            111                NM
Other Revenue                                                 728            890               (18)
Net Interest Income                                         8,021          7,509                 7
                                                         --------       --------
      TOTAL OPERATING REVENUE                              23,257         25,218                (8)

OPERATING EXPENSE:
Compensation Expense                                        9,292          9,438                (2)
Noncompensation Expense (a)                                 6,106          5,871                 4
                                                         --------       --------
     TOTAL CASH EXPENSE                                    15,398         15,309                 1

Credit Costs                                                2,501          1,700                47
                                                         --------       --------
Cash Operating Income before Taxes                          5,358          8,209               (35)
Income Taxes                                                1,654          2,703               (39)
                                                         --------       --------
CASH OPERATING INCOME                                       3,704          5,506               (33)
Less: Amortization of Intangibles                             542            342                58
                                                         --------       --------
OPERATING INCOME                                            3,162          5,164               (39)
Restructuring/Merger Expenses & Special Items              (1,136)          (145)               NM
                                                         --------       --------
NET INCOME                                               $  2,026       $  5,019               (60)
                                                         ========       ========

EARNINGS PER SHARE
------------------
Diluted Earnings per Share - Operating                   $   1.53       $   2.60               (41)
Diluted Earnings per Share - Operating (Excl. JPMP)          1.94           2.41               (20)
Diluted Earnings per Share - Net Income                      0.97           2.53               (62)

CASH OPERATING BASIS
--------------------
Diluted Earnings per Share                               $   1.80       $   2.78               (35)
Shareholder Value Added                                       (74)         2,308                NM
Return on Managed Assets                                     0.66 %         1.07 %             (41) bp
Return on Common Equity                                      11.8           20.9              (910)
Overhead Ratio                                                 66             61               500
Compensation Expense as a % of Revenue                         40             37               300
Noncompensation Expense as a % of Revenue                      26             23               300



COMMON SHARES OUTSTANDING
-------------------------
Basic Average Shares Outstanding                          1,973.5        1,870.7                 5  %
Diluted Average Shares Outstanding                        2,028.9        1,955.8                 4
Common Shares Outstanding - at Period End                 1,972.9        1,901.1                 4

CASH DIVIDENDS DECLARED PER SHARE                        $   1.02       $   0.96                 6

BOOK VALUE PER SHARE

COMMON DIVIDEND PAYOUT RATIO (C)                               66 %           34 %           3,200  bp

CAPITAL RATIOS
--------------
Tier I Capital Ratio
Total Capital Ratio
Tier I Leverage
                                                                                       ----------------


(a) Excludes the amortization of intangibles.
(b) Estimated
(c) Operating basis
bp - Denotes basis points; 100 bp equals 1%

J.P. MORGAN CHASE & CO.                           [J.P. MORGAN CHASE & CO. LOGO]
LINES OF BUSINESS FINANCIAL HIGHLIGHTS SUMMARY
(IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)


                                                                                               -----------------------------------
                                                                                                             3QTR 2001
                                                                                                            OVER (UNDER)
                                                                                               -----------------------------------
                                                                                                                          PROFORMA
                                                    3QTR           2QTR           3QTR            2Q             3Q          3Q
                                                    2001           2001           2000           2001           2000       2000(a)
                                                  --------       --------       --------       --------       --------   --------
OPERATING REVENUE
Investment Bank                                   $  3,601       $  3,769       $  3,881           (4)%           (7)%      (10)%
Investment Management & Private Banking                733            793            890           (8)           (18)       (23)
Retail & Middle Market Financial Services            2,782          2,675          2,623            4              6
Treasury & Securities Services                         917            911            889            1              3
Corporate/Support Units                               (235)          (112)          (297)          NM             NM
                                                  --------       --------       --------
  OPERATING REVENUES EXCLUDING JPMP                  7,798          8,036          7,986           (3)            (2)        (4)
JPMorgan Partners                                     (179)          (892)           (73)          80             NM
                                                  --------       --------       --------
  OPERATING REVENUES (b)                          $  7,619       $  7,144       $  7,913            7             (4)        (6)
                                                  ========       ========       ========



EARNINGS
Investment Bank                                   $    710       $    789       $    855          (10)           (17)       (19)
Investment Management & Private Banking                118            120            157           (2)           (25)       (29)
Retail & Middle Market Financial Services              439            451            519           (3)           (15)
Treasury & Securities Services                         184            169            186            9             (1)
Corporate/Support Units                                (78)           (34)           (23)          NM             NM
                                                  --------       --------       --------
  CASH OPERATING EARNINGS EXCLUDING JPMP             1,373          1,495          1,694           (8)           (19)       (20)
JPMorgan Partners                                     (155)          (622)          (118)          75            (31)
                                                  --------       --------       --------
  CASH OPERATING EARNINGS (b)                        1,218            873          1,576           40            (23)       (23)
Less: Amortization of Intangibles                      182            183            157           (1)            16
                                                  --------       --------       --------
  OPERATING EARNINGS (b)                             1,036            690          1,419           50            (27)       (26)
Restructuring/Merger Expenses & Special Items         (587)          (312)           (21)          88             NM
                                                  --------       --------       --------
  NET INCOME (b)                                  $    449       $    378       $  1,398           19            (68)       (68)
                                                  ========       ========       ========



EARNINGS PER SHARE - DILUTED
CASH OPERATING EARNINGS EXCLUDING JPMP            $   0.67       $   0.73       $   0.84           (8)           (20)       (21)
Impact of JPMP                                       (0.07)         (0.31)         (0.06)         (77)            17
                                                  --------       --------       --------
CASH OPERATING EARNINGS (b)                           0.60           0.42           0.78           43            (23)       (24)
Impact of Intangibles                                (0.09)         (0.09)         (0.08)          --             13
                                                  --------       --------       --------
OPERATING EARNINGS (b)                                0.51           0.33           0.70           55            (27)       (27)
Restructuring/Merger Expenses & Special Items        (0.29)         (0.15)         (0.01)          93             NM
                                                  --------       --------       --------
NET INCOME (b)                                    $   0.22       $   0.18       $   0.69           22            (68)
                                                  ========       ========       ========



CASH OPERATING RETURN ON COMMON EQUITY
Investment Bank                                       15.1%          16.5%          17.2%        (140) bp       (210) bp   (180) bp
Investment Management & Private Banking                7.7            7.8           11.5          (10)          (380)      (220)
Retail & Middle Market Financial Services             19.8           21.1           24.6         (130)          (480)
Treasury & Securities Services                        25.1           22.4           26.3          270           (120)
CASH OPERATING RETURN ON COMMON EQUITY (b)            11.5            8.2           16.5          330           (500)

OPERATING RETURN ON COMMON EQUITY (b)                  9.8            6.5           14.9          330           (510)
                                                                                               -----------------------------------


                                                                                   ---------------------------
                                                                                           YTD 2001
                                                                                         OVER (UNDER)
                                                                                   ---------------------------

                                                          YEAR TO DATE                              PROFORMA
                                                       2001           2000           2000             2000(a)
                                                     --------       --------       --------         --------
OPERATING REVENUE
Investment Bank                                      $ 11,794       $ 12,251           (4)%             (9)%
Investment Management & Private Banking                 2,337          2,453           (5)             (20)
Retail & Middle Market Financial Services               8,038          7,595            6
Treasury & Securities Services                          2,733          2,650            3
Corporate/Support Units                                  (634)          (656)          NM
                                                     --------       --------
  OPERATING REVENUES EXCLUDING JPMP                    24,268         24,293           --               (5)
JPMorgan Partners                                      (1,011)           925           NM
                                                     --------       --------
  OPERATING REVENUES (b)                             $ 23,257       $ 25,218           (8)             (12)
                                                     ========       ========



EARNINGS
Investment Bank                                      $  2,546       $  2,972          (14)             (18)
Investment Management & Private Banking                   340            429          (21)             (35)
Retail & Middle Market Financial Services               1,339          1,336           --
Treasury & Securities Services                            530            518            2
Corporate/Support Units                                  (257)          (155)          NM
                                                     --------       --------
  CASH OPERATING EARNINGS EXCLUDING JPMP                4,498          5,100          (12)             (15)
JPMorgan Partners                                        (794)           406         (296)
                                                     --------       --------
  CASH OPERATING EARNINGS (b)                           3,704          5,506          (33)             (35)
Less: Amortization of Intangibles                         542            342           58
                                                     --------       --------
  OPERATING EARNINGS (b)                                3,162          5,164          (39)             (39)
Restructuring/Merger Expenses & Special Items          (1,136)          (145)          NM
                                                     --------       --------
  NET INCOME (b)                                     $  2,026       $  5,019          (60)             (60)
                                                     ========       ========



EARNINGS PER SHARE - DILUTED
CASH OPERATING EARNINGS EXCLUDING JPMP               $   2.19       $   2.58          (15)             (18)
Impact of JPMP                                          (0.39)          0.20           NM
                                                     --------       --------
CASH OPERATING EARNINGS (b)                              1.80           2.78          (35)             (38)
Impact of Intangibles                                   (0.27)         (0.18)          50
                                                     --------       --------
OPERATING EARNINGS (b)                                   1.53           2.60          (41)             (41)
Restructuring/Merger Expenses & Special Items           (0.56)         (0.07)          NM
                                                     --------       --------
NET INCOME (b)                                       $   0.97       $   2.53          (62)
                                                     ========       ========



CASH OPERATING RETURN ON COMMON EQUITY
Investment Bank                                          17.6%          21.9%        (430) bp         (320) bp
Investment Management & Private Banking                   7.3           15.9         (860)            (340)
Retail & Middle Market Financial Services                20.9           20.4           50
Treasury & Securities Services                           24.1           24.2          (10)
CASH OPERATING RETURN ON COMMON EQUITY (b)               11.8           20.9         (910)

OPERATING RETURN ON COMMON EQUITY (b)                    10.0           19.6         (960)
                                                                                   ---------------------------


(a) Pro forma results assume that the purchase of Flemings occurred at the beginning of 2000.

(b)  Represents consolidated JPMorgan Chase.

J.P. MORGAN CHASE & CO.                           [J.P. MORGAN CHASE & CO. LOGO]
CONSOLIDATED BALANCE SHEET

(IN MILLIONS)

                                                                                                         --------------------------
                                                                                                               SEP 30, 2001
                                                                                                               Over (Under)
                                                              Sep 30th       Jun 30th      Sep 30th      --------------------------
                                                               2001           2001           2000        Jun 30, 01     Sep 30, 00
                                                             ---------      ---------      ---------     ----------     ----------
ASSETS

Cash and Due from Banks                                      $  22,299      $  24,219      $  20,284             (8)%           10%
Deposits with Banks                                              9,341         11,903          8,669            (22)             8
Federal Funds Sold and Securities
   Purchased Under Resale Agreements                            78,997         61,308         69,413             29             14
Securities Borrowed                                             37,499         38,296         36,424             (2)             3
Trading Assets                                                 250,550        208,045        208,020             20             20
Securities                                                      66,468         68,488         71,282             (3)            (7)
Loans (Net of Allowance for Loan Losses)                       219,411        216,245        214,496              1              2
Goodwill and Other Intangibles                                  14,683         16,224         15,678             (9)            (6)
Private Equity Investments                                       9,628          9,855         11,502             (2)           (16)
Other Assets                                                    90,424         58,119         51,729             56             75
                                                             ---------      ---------      ---------
TOTAL ASSETS                                                 $ 799,300      $ 712,702      $ 707,497             12             13
                                                             =========      =========      =========

LIABILITIES

Deposits                                                     $ 281,604      $ 276,804      $ 269,785              2              4
Federal Funds Purchased and Securities
   Sold Under Repurchase Agreements                            181,775        155,062        145,210             17             25
Commercial Paper                                                19,299         19,985         19,462             (3)            (1)
Other Borrowed Funds                                            21,941         18,418         20,065             19              9
Trading Liabilities                                            129,411        115,944        124,225             12              4
Accounts Payable, Accrued Expenses and Other Liabilities
    (Including the Allowance for Credit Losses)                 75,231         38,157         37,225             97            102
Long-Term Debt                                                  42,315         40,917         45,634              3             (7)
Guaranteed Preferred Beneficial Interests in the Firm's
   Junior Subordinated Deferrable Interest Debentures            4,439          4,439          3,939             --             13
                                                             ---------      ---------      ---------
TOTAL LIABILITIES                                              756,015        669,726        665,545             13             14

PREFERRED STOCK OF SUBSIDIARY                                      550            550            550             --             --

STOCKHOLDERS' EQUITY

Preferred Stock                                                  1,009          1,025          1,522             (2)           (34)
Common Stock                                                     1,993          1,990          2,066             --             (4)
Capital Surplus                                                 12,244         12,000         12,427              2             (1)
Retained Earnings                                               28,021         28,265         31,678             (1)           (12)
Accumulated Other Comprehensive Income (Loss)                      267           (834)          (995)            NM             NM
Treasury Stock, at Cost                                           (799)           (20)        (5,296)            NM            (85)
                                                             ---------      ---------      ---------
TOTAL STOCKHOLDERS' EQUITY                                      42,735         42,426         41,402              1              3
                                                             ---------      ---------      ---------
TOTAL LIABILITIES, PREFERRED STOCK OF SUBSIDIARY
       AND STOCKHOLDERS' EQUITY                              $ 799,300      $ 712,702      $ 707,497             12             13
                                                             =========      =========      =========

===================================================================================================================================

CREDIT-RELATED INFORMATION

CREDIT-RELATED ASSETS:

Commercial Loans                                             $ 116,578      $ 112,790      $ 124,958              3%            (7)%
Derivative and FX Contracts                                     85,407         68,910         67,028             24             27
                                                             ---------      ---------      ---------
  Total Commercial Credit-Related Assets                       201,985        181,700        191,986             11              5
Managed Consumer Loans                                         125,431        124,881        111,309             --             13
                                                             ---------      ---------      ---------
  TOTAL MANAGED CREDIT-RELATED ASSETS                        $ 327,416      $ 306,581      $ 303,295              7              8
                                                             =========      =========      =========

NET CHARGE-OFFS: (a)

Commercial Loans                                             $     189      $     212      $      83            (11)           128
                                                             ---------      ---------      ---------
Credit Card - Managed                                              534            507            403              5             33
All Other Consumer                                                  92             79             73             16             26
                                                             ---------      ---------      ---------
Managed Consumer Loans                                             626            586            476              7             32
                                                             ---------      ---------      ---------
  TOTAL MANAGED NET CHARGE-OFFS                              $     815      $     798      $     559              2             46
                                                             =========      =========      =========

NONPERFORMING ASSETS:

Commercial Loans                                             $   2,018      $   1,890      $   1,415              7             43
Derivative and FX Contracts                                         46             88             52            (48)           (12)
                                                             ---------      ---------      ---------
  Total Commercial Credit-Related Assets                         2,064          1,978          1,467              4             41
Managed Consumer Loans                                             459            401            396             14             16
                                                             ---------      ---------      ---------
  Total Managed Credit-Related Assets                            2,523          2,379          1,863              6             35
Assets Acquired in Loan Satisfactions                              123            119             81              3             52
                                                             ---------      ---------      ---------
   TOTAL NONPERFORMING ASSETS                                $   2,646      $   2,498      $   1,944              6             36
                                                             =========      =========      =========
                                                                                                         -------------------------

(a) Net charge-offs are presented for the quarter ended as of the date indicated.


                                     Page 9